Exhibit 99.3
Axonics® Announces Closing of Public Stock Offering and Full Exercise of Underwriter’s Option to Purchase Additional Stock

IRVINE, Calif. – August 5, 2022 – Axonics, Inc. (Nasdaq: AXNX) (“Axonics”), a global medical technology company that is developing and commercializing novel products for the treatment of bladder and bowel dysfunction, today announced the closing of its public offering of 2,012,500 shares of its common stock at a price of $63.85 per share to the underwriter, which includes the exercise in full by the underwriter of its option to purchase 262,500 additional shares. The gross proceeds from the offering to Axonics, before deducting estimated offering expenses, were approximately $128.5 million.

BofA Securities acted as the sole book-running manager for the offering.

The shares described above were offered pursuant to a shelf registration statement on Form S-3, including a base prospectus, which was previously filed by Axonics with the Securities and Exchange Commission (“SEC”) on May 7, 2020 and became automatically effective upon filing. A final prospectus supplement and accompanying prospectus relating to this offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com. The final terms of the offering were disclosed in the final prospectus supplement filed with the SEC.

About Axonics, Inc.
Based in Irvine, Calif., Axonics is a global medical technology company that is developing and commercializing novel products for adults with bladder and bowel dysfunction.

Axonics:
Neil Bhalodkar
Investor Relations
949-336-5293
ir@axonics.com